Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended March 31, 2005

Sub-Item 77Q3(a):

The following subcustodians are in addition to those reported on Form N-SAR,
Item 15, because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 15. Listed by country, city, subcustodian and type:

Kazakhstan, Almaty, HSBC Bank Kazakhstan, Foreign Custodian Rule 17f-5
Uganda, Kampala, Barclays Bank of Uganda Limited, Foreign Custodian Rule 17f-5 Ghana, Accra, Barclays Bank of Ghana Limited, Foreign Custodian Rule 17f-5 Mali, Abidjan, Societe Generale de Banques en Cote d'Ivoire, Foreign Custodian Rule 17f-5
Niger, Abidjan, Societe Generale de Banques en Cote d'Ivoire, Foreign Custodian Rule 17f-5
Nigeria, Lagos, Stanbic Bank Nigeria Limited, Foreign Custodian Rule 17f-5 Malta, Valletta, HSBC Bank Malta Plc, Foreign Custodian Rule 17f-5
Serbia, Belgrade, HVB Bank Serbia and Montenegro a.d., Foreign Custodian Rule 17f-5